CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2006, relating to the financial statements and financial highlights which appears in the June 30, 2006 Annual Report to Shareholders of JPMorgan Investor Balanced Fund, JPMorgan Investor Conservative Growth Fund, JPMorgan Investor Growth Fund and JPMorgan Investor Growth & Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights", “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 24, 2006